Exhibit 23.2

CONSENT OF WILLIAM J. REILLY, ESQ.

As counsel to InnerLight Holdings, Inc., I hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement and to the Opinion of Counsel filed as Exhibit 5.1 to the Registration Statement.

/s/ William J. Reilly, Esq.
New York, New York

November 10 , 2008